Exhibit 99.1

      Dayton Superior Announces New Chief Financial Officer


    DAYTON, Ohio--(BUSINESS WIRE)--Aug. 5, 2003--Dayton Superior today announced that effective August 11, 2003, Edward J. Puisis will become the Vice President and Chief Financial Officer of Dayton Superior Corporation. Since 1998, Mr. Puisis served as Chief Financial Officer of Gallatin Steel Company, an advanced mini-mill producer of flat rolled steel. He also spent three years as Chief Operating Officer at Logistics Managements, Inc. and nine years with General Electric in various finance and operating roles. He earned his Bachelor of Science from Lewis University and his Masters in Business Administration from DePaul University.
    Stephen R. Morrey, President and Chief Executive Officer, said, "The Company is very pleased to have Ed Puisis join us. He has an outstanding background in finance and operations, and his energy, personality and leadership skills will make him a valuable member of the Dayton Superior team."
    Mr. Morrey further stated, "After six successful years as Chief Financial Officer, Alan McIlroy has informed us of his decision to leave our organization. Alan has chosen to obtain a position that will allow him to utilize his business and management skills beyond the traditional CFO role. He is assisting us in a smooth transition of the CFO responsibilities to Mr. Puisis."

    Dayton Superior Corporation, with 2002 revenues of $378 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.


    CONTACT: Dayton Superior Corporation
             Stephen R. Morrey, 937-428-7172
             Fax: 937-428-9115